Exhibit 99.1

First Western Reports Third Quarter 2018 Financial Results

Third Quarter 2018 Summary

•	Completed initial public offering, raising net proceeds before expenses of $34.1 million
•	Net income available to common shareholders of $1.4 million, compared to net income available to common shareholders of $0.5 million in Q3 2017
•	Diluted EPS of $0.19, compared to $0.08 in Q3 2017
•	Gross revenue of $14.4 million, compared to $14.1 million in Q3 2017
•	Average loans increase $27.7 million, or 13.4% annualized from Q2 2018
•	Total loans, excluding loans held for sale, of $857.3 million, a 7.0% annualized increase from Q2 2018 and an 8.5% increase from Q3 2017
•	Total deposits of $878.6 million, a 16.5% annualized increase from Q2 2018 and an 8.1% increase from Q3 2017
•	Total assets under management of $5.63 billion, a 15.5% annualized increase from Q2 2018 and an 8.6% increase from Q3 2017
•	Efficiency ratio of 83.0%, an improvement from 88.8% in Q2 2018

Denver, Colo., October 24, 2018 – First Western Financial, Inc., (“First Western” or the “Company”) (NASDAQ: MYFW), a financial services holding company, today reported financial results for the third quarter ended September 30, 2018.

For the third quarter of 2018, net income available to common shareholders was $1.4 million, or $0.19 per diluted share, which included $0.3 million of preferred stock dividends. This compares to $0.5 million, or $0.08 per diluted share, for the second quarter of 2018, which included $0.6 million of preferred stock dividends, and $0.5 million, or $0.08 per diluted share, for the third quarter of 2017, which included $0.6 million of preferred stock dividends.

“We delivered a strong quarter of improvement in our financial results, with our earnings per share increasing 138% from the prior quarter and generating a higher level of return on assets and return on equity,” said Scott C. Wylie, CEO of First Western.  “We executed on the near-term drivers of earnings growth that we identified including redeeming our higher cost capital and streamlining our cost structure.  As a result of our expense reduction actions, our operating efficiency ratio improved to 83.0% from 88.8% last quarter.  We were able to generate solid growth in total loans, although not at the level we anticipated.  Over the past year, we have made a number of enhancements to our business development platform that we expect to positively impact our client acquisition efforts in the future.  As we gain more traction in business development, we expect to generate a higher level of revenue, realize greater operating leverage, and drive further earnings growth that we believe will create additional value for our shareholders.”

	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2018	2018	2017
Earnings Summary
Net interest income	$7,788	$7,577	$7,375
Less: Provision for credit losses	18	—	306
Total non-interest income	6,638	6,892	6,745
Total non-interest expense	12,176	13,084	12,134
Income before income taxes	2,232	1,385	1,680
Income tax expense	543	337	632
Net income	1,689	1,048	1,048
Preferred stock dividends	(255)	(562)	(584)
Net income available to common shareholders	$1,434	$486	$464
Basic and diluted earnings per common share	$0.19	$0.08	$0.08

Return on average assets	0.65%	0.41%	0.43%
Return on average shareholders' equity	6.01%	3.99%	4.26%
Return on tangible common equity(1)	1.62%	0.89%	0.93%
Net interest margin	3.29%	3.29%	3.35%
Efficiency ratio(1)	82.96%	88.84%	84.62%
(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

Operating Results for the Third Quarter 2018

Revenue

Gross revenue (total income before non-interest expense, less gains on securities sold, plus provision for credit losses) was $14.4 million for the third quarter 2018, compared to $14.5 million for the second quarter of 2018. The slight decline in revenue was driven by a $0.3 million decrease in non-interest income, primarily due to a decline in mortgage activity. This was partially offset by a $0.2 million increase in net interest income.

Relative to the third quarter of 2017, gross revenue increased $0.3 million from $14.1 million. The increase was attributable to a $0.4 million increase in net interest income, partially offset by a $0.1 million decrease in non-interest income.

Net Interest Income

Net interest income for the third quarter of 2018 was $7.8 million, an increase of 2.8% from $7.6 million in the second quarter of 2018. The increase in net interest income from the second quarter was primarily attributable to higher average loan balances.

Relative to the third quarter of 2017, net interest income increased 5.6% from $7.4 million. The increase in net interest income from the third quarter of 2017 was primarily driven by higher average loan balances.

Net Interest Margin

Net interest margin for the third quarter of 2018 was 3.29%, unchanged from the second quarter of 2018. An 8 basis point increase in the average yield on loans, from 4.34% to 4.42%, was offset by a 9 basis point increase in the average cost of funds, from 0.84% to 0.93%.

Relative to the third quarter of 2017, the net interest margin decreased from 3.35%. A 3 basis point increase in the average yield on loans was offset by a 24 basis point increase in the average cost of funds.

Non-interest Income

Non-interest income for the third quarter of 2018 was $6.6 million, a decrease of 3.7% from $6.9 million in the second quarter of 2018. The decrease was primarily attributable to lower net gains on mortgage loans sold as a result of a lower volume of mortgages sold in the quarter.  This was partially offset by a 1.7% increase in trust and investment management fees due to growth in assets under management.

Non-interest income decreased 1.6% from $6.8 million in the third quarter of 2017, primarily as a result of a decline in trust and investment management fees and bank fees, partially offset by higher net gains on mortgage loans sold.

Non-interest Expense

Non-interest expense for the third quarter of 2018 was $12.2 million, a decrease of 6.9% from $13.1 million for the second quarter of 2018. The decrease was primarily attributable to lower salary expense and employee benefits expense as a result of streamlining the cost structure in certain areas of the Company, as well as lower professional fees.

Relative to the third quarter of 2017, non-interest expense was essentially flat.

The Company’s efficiency ratio was 83.0% in the third quarter of 2018, compared with 88.8% in the second quarter of 2018 and 84.6% in the third quarter of 2017.

Income Taxes

The Company recorded income tax expense of $0.5 million for the third quarter of 2018, representing an effective tax rate of 24.3%, compared to 24.3% for the second quarter of 2018 and 37.6% for the third quarter of 2017. The decrease in the effective tax rate in the third quarter of 2018, as compared to the third quarter of 2017, was attributable to the reduction in the federal corporate tax rate that was effective January 1, 2018.

Loan Portfolio

Gross loans, excluding mortgage loans held for sale, totaled $857.3 million at September 30, 2018, compared to $842.6 million at June 30, 2018 and $789.9 million at September 30, 2017.  The increase in total loans from June 30, 2018, was primarily attributable to growth in the 1-4 family residential portfolio.

Deposits

Total deposits were $878.6 million at September 30, 2018, compared to $843.7 million at June 30, 2018, and $813.0 million at September 30, 2017. The increase in total deposits from June 30, 2018 was due to an increase money market deposits, primarily attributed to an increase in trust account related deposits.

Assets Under Management

Total assets under management increased by $210.2 million during the third quarter to $5.63 billion at September 30, 2018, compared to $5.42 billion at June 30, 2018 and $5.18 billion at September 30, 2017. The increase in assets under management from June 30, 2018 was primarily attributable to new client acquisitions and an increase in managed trust assets.

The increase from September 30, 2017 was due to increases across most asset categories, driven by contributions and market gains.

Credit Quality

Non-performing assets totaled $19.0 million, or 1.81% of total assets, at September 30, 2018, an increase from $3.7 million, or 0.35% of total assets, at June 30, 2018.  Approximately $11.3 million of the increase was related to a Cash, Securities, and Other loan. The credit is currently in the workout process and no specific reserve was required during the third quarter of 2018. The remainder of the increase in non-performing assets was related to administrative delays in renewing two credits that matured during the quarter.

The Company did not record any charge-offs in the third quarter. This marked the seventh consecutive quarter of no net charge-offs.

The Company recorded an immaterial amount of provision for loan losses for the third quarter of 2018. The modest provision reflected the lack of net charge-offs.

Capital

At September 30, 2018, First Western (“Consolidated”) and First Western Trust (“Bank”) exceeded the minimum capital levels required by their respective regulators, as summarized in the following table:

September 30,
2018
Consolidated Capital
Common Equity Tier 1(CET1) to risk-weighted assets	11.22%
Tier 1 capital to risk-weighted assets	11.22%
Total capital to risk-weighted assets	12.90%
Tier 1 capital to average assets	9.09%

Bank Capital
Common Equity Tier 1(CET1) to risk-weighted assets	10.42%
Tier 1 capital to risk-weighted assets	10.42%
Total capital to risk-weighted assets	11.31%
Tier 1 capital to average assets	8.45%

Conference Call, Webcast and Slide Presentation

The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, October 26, 2018.  The call can be accessed via telephone at 877-405-1628; passcode 8376176.  A recorded replay will be accessible through November 2, 2019 by dialing 855-859-2056; passcode 8376176.

A slide presentation relating to the third quarter 2018 results will be accessible prior to the scheduled conference call.  The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.

About First Western Financial Inc.

First Western Financial, Inc. is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming and California.  First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”).   These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” and “Gross Revenue.” The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming and California; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of competition for investment managers and professionals; the risk of fluctuation in the value of our investment securities; the risk of changes in interest rates; and the risk of the adequacy of our allowance for credit losses and the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Prospectus filed with the U.S. Securities and Exchange Commission (“SEC”) dated July 18, 2018 (“Prospectus”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Prospectus and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Financial Profiles, Inc.

Tony Rossi

310-622-8221

Larry Clark

310-622-8223

MYFW@finprofiles.com

IR@myfw.com

First Western Financial, Inc.

Consolidated Financial Summary (unaudited)

	Three Months Ending
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2018	2018	2017
Interest and dividend income:
Loans, including fees	$9,468	$9,074	$8,264
Investment securities	266	281	530
Federal funds sold and other	206	150	91
Total interest and dividend income	9,940	9,505	8,885

Interest expense:
Deposits	1,761	1,411	1,016
Other borrowed funds	391	517	494
Total interest expense	2,152	1,928	1,510
Net interest income	7,788	7,577	7,375
Less: Provision for credit losses	18	—	306
Net interest income, after provision for credit losses	7,770	7,577	7,069

Non-interest income:
Trust and investment management fees	4,770	4,689	4,815
Net gain on mortgage loans sold	1,159	1,359	899
Bank fees	361	455	674
Risk management and insurance fees	249	284	209
Income on company-owned life insurance	99	105	105
Net gain on sale of securities	—	—	43
Total non-interest income	6,638	6,892	6,745
Total income before non-interest expense	14,408	14,469	13,814

Non-interest expense:
Salaries and employee benefits	7,221	7,660	7,081
Occupancy and equipment	1,427	1,527	1,422
Professional services	805	1,008	682
Technology and information systems	965	1,000	980
Data processing	697	687	598
Marketing	274	316	377
Amortization of other intangible assets	208	230	185
Total loss on sales/provision of other real estate owned	—	—	236
Other	579	656	573
Total non-interest expense	12,176	13,084	12,134
Income before income taxes	2,232	1,385	1,680
Income tax expense	543	337	632
Net income	1,689	1,048	1,048
Preferred stock dividends	(255)	(562)	(584)
Net income available to common shareholders	$1,434	$486	$464
Earnings per common share:
Basic and diluted	$0.19	$0.08	$0.08

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	September 30,	June 30,	September 30,
	2018	2018	2017
(Dollars in thousands)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$1,232	$994	$519
Interest-bearing deposits in other financial institutions	69,186	57,470	19,795
Total cash and cash equivalents	70,418	58,464	20,314

Available-for-sale securities	45,492	47,890	64,332
Correspondent bank stock, at cost	2,392	3,477	2,984
Mortgage loans held for sale	19,238	35,064	25,231
Loans, net of allowance of $7,118, $7,100, and $7,289	850,199	835,544	782,569
Promissory notes from related parties	—	2,125	5,782
Premises and equipment, net	6,263	6,255	7,285
Accrued interest receivable	2,854	2,565	2,272
Accounts receivable	4,736	5,504	6,559
Other receivables	1,841	1,908	—
Other real estate owned, net	658	658	658
Goodwill	24,811	24,811	24,811
Other intangible assets, net	565	773	1,463
Deferred tax assets, net	4,626	4,971	7,608
Company-owned life insurance	14,614	14,515	14,215
Other assets	2,820	2,049	2,362
Total assets	$1,051,527	$1,046,573	$968,445

LIABILITIES
Deposits:
Noninterest-bearing	$219,400	$212,225	$218,102
Interest-bearing	659,239	631,517	594,943
Total deposits	878,639	843,742	813,045
Borrowings:
Federal Home Loan Bank Topeka borrowings	44,598	75,598	31,863
Subordinated Notes	6,560	13,435	13,435
Accrued interest payable	211	231	207
Other liabilities	7,355	8,609	8,725
Total liabilities	937,363	941,615	867,275

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	114,164	104,958	101,170
Total liabilities and shareholders’ equity	$1,051,527	$1,046,573	$968,445

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of
	September 30,	June 30,	September 30,
(Dollars in thousands)	2018	2018	2017
Loan Portfolio
Cash, Securities and Other	$132,920	$135,393	$130,253
Construction and Development	37,423	35,760	34,471
1 - 4 Family Residential	327,674	307,794	264,058
Non-Owner Occupied CRE	165,670	164,438	177,962
Owner Occupied CRE	94,698	98,393	92,429
Commercial and Industrial	97,772	99,711	89,814
Total loans held for investment	$856,157	$841,489	$788,987
Deferred costs, net	1,160	1,155	871
Gross loans	$857,317	$842,644	$789,858
Total loans held for sale	$19,238	$35,064	$25,231

Deposit Portfolio
Money market deposit accounts	$444,580	$394,759	$285,418
Time deposits	148,425	166,670	224,224
Negotiable order of withdrawal accounts	64,777	68,742	83,654
Savings accounts	1,457	1,346	1,647
Total interest-bearing deposits	$659,239	$631,517	$594,943
Noninterest-bearing accounts	$219,400	$212,225	$218,102
Total deposits	$878,639	$843,742	$813,045

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2018	2018	2017
Average Balance Sheets
Average Assets
Interest-earnings assets:
Interest-bearing deposits in other financial institutions	$41,538	$35,550	$33,008
Available-for-sale securities	48,438	49,821	93,884
Loans	857,676	829,944	748,673
Promissory notes from related parties	—	5,305	5,759
Interest earning-assets	947,652	920,620	881,324
Mortgage loans held-for-sale	22,294	31,570	9,884
Total interest earning-assets, plus loans held-for-sale	969,946	952,190	891,208
Allowance for loan losses	(7,141)	(7,100)	(7,188)
Noninterest-earnings assets	72,922	73,245	93,361
Total assets	$1,035,727	$1,018,335	$977,381

Average Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$640,507	$588,916	$581,526
Federal Home Loan Bank Topeka borrowings	44,804	54,185	65,385
Subordinated notes	8,489	13,435	13,435
Total interest-bearing liabilities	$693,800	$656,536	$660,346
Noninterest-bearing liabilities:
Noninterest-bearing deposits	221,411	249,085	210,523
Other liabilities	8,132	7,875	8,209
Total noninterest-bearing liabilities	$229,543	$256,960	$218,732
Shareholders’ equity	$112,384	$104,839	$98,303
Total liabilities and shareholders’ equity	$1,035,727	$1,018,335	$977,381

Yields (annualized)
Interest-bearing deposits in other financial institutions	1.98%	1.69%	1.10%
Available-for-sale securities	2.20%	2.26%	2.26%
Loans	4.42%	4.34%	4.39%
Promissory notes from related parties	—%	4.75%	3.54%
Interest earning-assets	4.20%	4.13%	4.03%
Mortgage loans held-for-sale	4.36%	3.81%	4.13%
Total interest earning-assets, plus loans held-for-sale	4.20%	4.12%	4.03%
Interest-bearing deposits	1.10%	0.96%	0.70%
Federal Home Loan Bank Topeka borrowings	2.05%	1.92%	1.46%
Subordinated notes	7.59%	7.65%	7.62%
Total interest-bearing liabilities	1.24%	1.17%	0.91%
Net interest margin	3.29%	3.29%	3.35%
Interest rate spread	2.96%	2.96%	3.12%

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

	As of and for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2018	2018	2017
Asset Quality
Nonperforming loans	$18,388	$3,052	$5,231
Nonperforming assets	19,046	3,710	5,889
Net charge-offs (recoveries)	—	—	(1)
Nonperforming loans to total loans	2.14%	0.36%	0.66%
Nonperforming assets to total assets	1.81%	0.35%	0.61%
Allowance for loan losses to nonperforming loans	38.71%	232.63%	139.34%
Allowance for loan losses to total loans	0.83%	0.84%	0.92%
Net charge-offs to average loans	—%	—%	—%

Assets under management	$5,626,163	$5,415,918	$5,179,905

Market Data
Book value per share at period end	$14.33	$13.52	$13.16
Tangible book value per common share(1)	$11.14	$9.19	$8.62
Shares outstanding at period end	7,968,420	5,917,667	5,791,064

Consolidated Capital
Common Equity Tier 1(CET1) to risk-weighted assets	11.22%	7.04%	5.91%
Tier 1 capital to risk-weighted assets	11.22%	9.42%	7.97%
Total capital to risk-weighted assets	12.90%	12.12%	11.01%
Tier 1 capital to average assets	9.09%	7.74%	6.80%

Bank Capital
Common Equity Tier 1(CET1) to risk-weighted assets	10.42%	10.17%	9.54%
Tier 1 capital to risk-weighted assets	10.42%	10.17%	9.54%
Total capital to risk-weighted assets	11.31%	11.07%	10.47%
Tier 1 capital to average assets	8.45%	8.37%	8.27%
(1)	Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.

First Western Financial, Inc.

Consolidated Financial Summary (unaudited) (continued)

Reconciliations of Non-GAAP Financial Measures

	As of and for the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share data)	2018	2018	2017
Tangible common
Total shareholders' equity	$114,164	$104,958	$101,170
Less:
Preferred stock (liquidation preference)	—	24,968	24,968
Goodwill	24,811	24,811	24,811
Other intangibles, net	565	773	1,463
Tangible common equity	$88,788	$54,406	$49,928

Common shares outstanding, end of period	7,968,420	5,917,667	5,791,064
Tangible common book value per share	$11.14	$9.19	$8.62

Net income, as reported	$1,689	$1,048	$1,048
Less: Preferred stock dividends	255	562	584
Income available to common shareholders	$1,434	$486	$464
Return on tangible common equity	1.62%	0.89%	0.93%

Efficiency
Non-interest expense	$12,176	$13,084	$12,134
Less: Amortization	208	230	185
Adjusted non-interest expense	$11,968	$12,854	$11,949

Net interest income	$7,788	$7,577	$7,375
Non-interest income	6,638	6,892	6,745
Total income	$14,426	$14,469	$14,120
Efficiency ratio	82.96%	88.84%	84.62%

Total income before non-interest expense	$14,408	$14,469	$13,814
Less: Net gain on sale of securities	—	—	43
Plus: Provision for credit losses	18	—	306
Gross revenue	$14,426	$14,469	$14,077